EXHIBIT C

                 CERTIFICATE AMENDING ARTICLES OF INCORPORATION

                                       OF
                          EASY LIVING INVESTMENTS, INC.

         The undersigned, being the President and Secretary of Easy Living Investments, Inc., a Wyoming Corporation, hereby certify that a majority vote of the Board Directors and majority vote of the stockholders at a meeting held on July 23, 2001, it was agreed by unanimous vote that this CERTIFICATE AMENDING ARTICLES OF INCORPORATION be filed.



         The undersigned further certifies that the original Articles of Incorporation of Achievement Investments were filed with the Secretary of State of Wyoming on the 25th Day of August, 1997. The undersigned further certifies that ARTICLE FIRST and ARTICLE FOURTH of the original Articles of Incorporation filed on the 25th Day of Wyoming, 1997, herein are amended to read as follows:



ARTICLE FIRST The name of the Corporation shall be: Cadence Communications, Inc. ARTICLE FOURTH That the total number of authorized shares to be issued by the Corporation is ONE HUNDRED TEN MILLION (110,000,000) total shares of stock consisting of ONE HUNDRED MILLION (100,000,000) common shares with a par value of ONE TENTH OF A CENT ($.001), And TEN MILLION (10,000,000) preferred series A stock with a par value of ONE TENTH OF A CENT ($.001). No other shares shall be authorized.



         The undersigned hereby certify that they have on this ____st Day of August, 2001, executed this Certificate Amending the original Articles of Incorporation heretofore filed with the Secretary of State of Wyoming.



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            President                                        Secretary